Exhibit 3.2

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY

AGREEMENT

OF

HORIZON LINES, LLC,

formerly known as

CSX LINES, LLC,

a Delaware Limited Liability Company

Dated as of July 7, 2004

- i -

6.3	Specific Authority	21
6.4	Limitation of Liability; Indemnification	22

ARTICLE 7 TRANSFER OF INTERESTS		23
7.1	Restrictions on Transfer of Units	23
7.2	Further Restrictions	23
7.3	Admissions and Withdrawals	24
7.4	Admission of Assignees as Substitute Members	24
7.5	Withdrawal of Members	25
7.6	Compliance With IRS Safe Harbor	25

ARTICLE 8 DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY		25
8.1	Termination and Dissolution	25
8.2	Liquidation	25
8.3	Capital Account Adjustments	26
8.4	Cancellation of Certificate	26

ARTICLE 9 MISCELLANEOUS		26
9.1	Amendments	26
9.2	Representations and Warranties	27
9.3	Accounting and Fiscal Year	28
9.4	Entire Agreement	28
9.5	Further Assurances	28
9.6	Notices	28
9.7	Governing Law	28
9.8	Choice of Forum	28
9.9	Construction	28
9.10	Captions; Pronouns	29
9.11	Binding Effect	29
9.12	Severability	29
9.13	Counterparts	29

Exhibit A	Members

- ii -

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

HORIZON LINES, LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Horizon Lines, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of this 7th day of July, 2004, by and among the Company, HLH, LLC, a Delaware limited liability company formerly known as Delian Holdings, L.L.C. (“HLH”), and Horizon Lines of Puerto Rico, Inc., a Delaware corporation (“HLPR”), on the terms set forth herein.

WHEREAS, the Company was formed as a limited liability company under the name of “Sea-Land Domestic Shipping, LLC” under the Act (as defined herein) on August 31, 1998, and its affairs and the conduct of its business established pursuant to a Limited Liability Company Agreement of the Company dated as of December 10, 1999 (as heretofore amended, the “Original LLC Agreement”);

WHEREAS, the Original LLC Agreement was amended and restated pursuant to an Amended and Restated Agreement dated as of February 27, 2003 (as heretofore amended, the “Amended and Restated LLC Agreement”), whereupon the issued and outstanding membership interests of the Company consisted solely of (i) 60,000 Senior Preferred Units, of which 54,000 were held by CSX Residual Company (“CSX-R”) and 6,000 were held by CSX Domestic Shipping Corporation (“CSX-DS”), (ii) 1,000 Senior Common Units, all of which were held by HLH, and (iii) 1,000 Common Units, 900 of which were held by HLH and 100 were held by CSX-DS;

WHEREAS, pursuant to a certain Membership Interest Purchase and Sale Agreement of even date herewith (the “CSX Purchase Agreement”), among CSX Corporation, CSX Alaska Vessel Company, LLC, CSX-DS, CSX-R, HLH and HLPR, the following transactions (collectively, the “CSX Repurchase Transaction”) occurred on the date hereof prior to the execution and delivery of this Agreement: (i) HLH purchased 54,000 of the outstanding Senior Preferred Units from CSX Residual, and (ii) HLPR purchased 6,000 of the outstanding Senior Preferred Units and 100 of the outstanding Common Units from CSX-DS;

WHEREAS, pursuant to a certain Recapitalization Agreement of even date herewith (the “Recapitalization Agreement”), among the Company, HLH and HLPR, on the date hereof, immediately following the consummation of the CSX Repurchase Transaction but prior to the execution and delivery of this Agreement, (i) HLH contributed all of the outstanding Senior Preferred Units and Senior Common Units then held by it to the Company in exchange for 433,195 Common Units issued by the Company and (ii) HLPR contributed all of the Senior Preferred Units then held by it to the Company in exchange for 5,876 Common Units issued by the Company (the “Recapitalization”);

WHEREAS, HLH and HLPR (the “Initial Members”) now desire to amend and restate the Amended and Restated LLC Agreement in accordance with the terms of this Second Amended and Restated LLC Agreement, whereupon the authorized membership interests of the Company shall consist of one class of units designated the Common Units.

NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby amend and restate the Amended and Restated LLC Agreement to read as follows:

ARTICLE 1

ORGANIZATIONAL MATTERS

1.1 Formation. The Company was formed under the Act by the filing of the Certificate. The rights and liabilities of the Members of the Company shall be as provided in the Act, except as otherwise expressly provided herein. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern.

1.2 Name. The name of the Company shall be “Horizon Lines, LLC” The Company may also conduct business at the same time under one or more fictitious names if the Board of Directors determines that such is in the best interests of the Company. The Board of Directors may change the name of the Company, from time to time, in accordance with applicable law; provided, however, the Board of Directors shall give the Members prompt written notice of any such name change.

1.3 Principal Place of Business; Other Places of Business. The principal place of business of the Company shall be located at such place, within or outside the State of Delaware, as the Board of Directors may from time to time designate in accordance with the terms of this Agreement. The Company may maintain offices and places of business at such other place or places, within or outside the State of Delaware, as the Board of Directors deems advisable; provided, however, the Board of Directors shall give the Members prompt written notice of any change in its principal place of business.

1.4 Business Purpose. The purpose of the Company is to conduct any activity in which a limited liability company may lawfully engage pursuant to the Act, as the Board of Directors may from time to time determine in its discretion in accordance with the terms of this Agreement.

1.5 Certificate of Formation; Filings. The Company has caused an authorized representative to prepare, execute and file the initial Certificate in the Office of the Delaware Secretary of State as required by the Act. The Company shall make such additional filings and recordings with any governmental authority in the State of Delaware or in any other jurisdiction as the Board of Directors deems necessary or advisable and that are not inconsistent with this Agreement.

1.6 Fictitious Business Name Statements. Following the execution of this Agreement, fictitious business name statements shall be filed and published when, as and if the

Board of Directors determines it necessary. Any such statement shall be renewed as required by applicable law.

1.7 Designated Agent for Service of Process. The Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware.

1.8 Term. The term of the Company commenced on the date that the initial Certificate was filed with the Office of the Delaware Secretary of State, and shall continue until terminated pursuant to this Agreement.

1.9 Citizenship. The Company shall at all times be a U.S. Citizen.

ARTICLE 2

DEFINITIONS

Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement shall have the following meanings:

“Act” shall mean the Delaware Limited Liability Company Act, Delaware Code, Title 6, Sections 18-101, et. seq., as amended. References to particular provisions of the Act are intended to refer to any similar provision then in force.

“Additional Members” means those Persons admitted as Members pursuant to Section 3.2.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(a) Add to such Capital Account the following items:

(i) The amount, if any, that such Member is obligated to contribute to the Company upon liquidation of such Member’s Interest; and

(ii) The amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Subtract from such Capital Account such Member’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing provisions of this definition are intended to comply with Regulations Section 1.704-1 (b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person, and, if such a Person is an individual, any member of the Immediate Family of such individual. As used in this definition, “control” (including, with correlative meanings, “controlled” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” is defined in the caption to this Agreement.

“Amended and Restated LLC Agreement” is defined in the preamble to this Agreement.

“Applicable Rate” is defined in Section 4.5.

“Board of Directors” is defined in Section 6.1.1.

“Capital Account” means the Capital Account maintained for each Member on the Company’s books and records in accordance with the following provisions:

(a) As of the date of this Agreement and after giving effect to the transactions contemplated by the Recapitalization Agreement, each Member’s Capital Account balance shall initially be as set forth next to such Member’s name on Exhibit A hereto.

(b) To each Member’s Capital Account there shall be added (i) such Member’s Capital Contributions, (ii) such Member’s allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article 5 hereof or any other provision of this Agreement, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(c) From each Member’s Capital Account there shall be subtracted (i) the amount of (A) cash and (B) the Gross Asset Value of any Company Assets (other than cash) distributed to such Member (other than any payment of principal and/or interest to such Member pursuant to the terms of a loan made by the Member to the Company) pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Article 5 or any other provision of this Agreement, and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(d) In the event any interest in the Company is transferred in accordance with the terms of this Agreement after the date hereof, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

(e) In determining the amount of any liability for purposes of the foregoing subsections (a) and (b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(f) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-l(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Board of Directors determines that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the Board of Directors may make such modification; provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article 4 or Article 8 hereof upon the dissolution of the Company. The Board of Directors shall also make (i) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-l(b)(2)(iv)(q), and (ii) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-l(b) and 1.704-2.

“Capital Contributions” means, with respect to any Member, the total amount of money and the Gross Asset Value of property (other than money) contributed to the capital of the Company by such Member.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or hereafter issued.

“Cash Available for Distribution” means, with respect to any fiscal year, all Company cash receipts (excluding the proceeds from any Terminating Capital Transaction, but including any decreases in, or amounts released from, Reserves), after deducting payments for accounts payable by the Company or its Subsidiaries, payments required to be made in connection with any loan to the Company or any other loan secured by a lien on any Company Assets, capital expenditures, any other cash expenditure (including any payment to any Member or affiliate thereof pursuant to any management or services agreement permitted under the Guarantee and Indemnity Agreement) and any other amounts set aside for the restoration, increase or creation of reasonable Reserves; provided, however. Cash Available for Distribution shall not include any cash that the Company is prohibited from distributing to the Members by the terms of any indebtedness of the Company or its Subsidiaries.

“Certificate” means the Certificate of Formation of the Company filed under the Act in the Office of the Delaware Secretary of State for the purpose of forming the Company as a Delaware limited liability company, and any duly authorized, executed and filed amendments or restatements thereof.

“Chairman” is defined in Section 6.1.2.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Common Member” means each Member who holds Common Units, solely in its capacity as such.

“Common Units” is defined in Section 3.1.

“Company” is defined in the caption to this Agreement.

“Company Assets” means all direct and indirect interests in real and personal property owned by the Company from time to time, and shall include both tangible and intangible property (including cash).

“Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(l) for the phrase “partnership minimum gain.”

“CSX-DS” is defined in the preamble to this Agreement.

“CSX-R” is defined in the preamble to this Agreement.

“CSX Repurchase Transaction” is defined in the preamble to this Agreement.

“Depreciation” means, for each fiscal year or other period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Directors.

“Directors” is defined in Section 6.1.1.

“Economic Interest” means a Person’s right to share in the Net Profits, Net Losses, or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member including, without limitation the right to vote or to participate in the management of the Company, or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Company.

“Event of Withdrawal” means, with respect to a Member, the happening of any of the following events: (a) such Member’s withdrawal from the Company in accordance with this Agreement; (b) such Member’s assignment of its Membership Interest in accordance with this Agreement; (c) the removal of such Person as a Member in accordance with this Agreement; or

(d) the commencement of voluntary or involuntary insolvency or bankruptcy proceedings with respect to a Member.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the agreement of the Board of Directors and the Member making such contribution at or prior to the time of such contribution.

(b) The Gross Asset Values of all Company Assets immediately prior to the occurrence of any event described in the following subsections (i) through (iv) hereof shall be adjusted to equal their respective gross fair market values, as determined by the Board of Directors using such reasonable method of valuation as it may adopt, as of the following times:

(i) the acquisition of an additional Interest in the Company (other than in connection with the execution of this Agreement) by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Board of Directors reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

(ii) the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for an Interest in the Company, if the Board of Directors reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;

(iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1 (b)(2)(ii)(g); and

(iv) at such other times as the Board of Directors shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(c) The Gross Asset Value of any Company Asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as reasonably determined by the Board of Directors.

(d) The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-l(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the Board of Directors reasonably determines that an adjustment pursuant to the above subsection (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

(e) If the Gross Asset Value of a Company Asset has been determined or adjusted pursuant to the above subsections (a), (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company Asset for purposes of computing Net Profits and Net Losses.

“Guarantee and Indemnity Agreement” means that certain Amended and Restated Guarantee and Indemnity Agreement, dated as of December 27, 2003, among the Company and HLH, as guarantors, and CSX Corporation, CSX Alaska Vessel Company, LLC, and SL Service, Inc., as beneficiaries, as further amended from time to time in accordance with its terms.

“HLH” is defined in the caption to this Agreement.

“HLPR” is defined in the caption to this Agreement.

“Immediate Family” means, and is limited to, an individual Member’s current spouse, parents, parents-in-law, grandparents, children, siblings, and grandchildren, or a trust or estate, all of the beneficiaries of which include only such Member’s spouse, parents, parents-in-law, grandparents, children, siblings, or grandchildren.

“Incapacity” means the entry of an order of incompetence or of insanity, or the death, dissolution, bankruptcy (as defined in the Act) or termination (other than by merger or consolidation) of any Person.

“Indemnitees” is defined in Section 6.4.1.

“Initial Members” is defined in the preamble to this Agreement.

“Majority-in-Interest of the Members” means Members holding, in the aggregate, Units constituting a majority of the votes entitled to be cast held by all Members of the Company, voting as a single class.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i) with respect to “partner nonrecourse debt minimum gain.”

“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“Members” means, individually, any one of, and, collectively, all of, the Persons admitted as members of the Company, including, without limitation, the Initial Members, any Additional Members and any Substitute Members but excluding any Person who has withdrawn as a member of the Company in accordance with this Agreement (including as a result of an Event of Withdrawal).

“Membership Interest” or “Interest” means the entire ownership interest of a Member in the Company at any particular time, including, without limitation, the Member’s Economic Interest and any and all rights to vote and otherwise participate in the management of the Company’s affairs, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Net Profits” or “Net Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all liens of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant hereto shall be added to such taxable income or loss;

(b) Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant hereto, shall be subtracted from such taxable income or loss;

(c) Gain or loss resulting from any disposition of Company Assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Assets disposed of, notwithstanding that the adjusted tax basis of such Company Assets differs from its Gross Asset Value;

(d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year;

(e) To the extent an adjustment to the adjusted tax basis of any asset included in Company Assets pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

(f) If the Gross Asset Value of any Company Asset is adjusted in accordance with subsection (b) or (c) of the definition thereof, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and

(g) Notwithstanding any other provision of this definition of “Net Profits” or “Net Losses,” any items that are specially allocated pursuant to Section 5.2 or Section 5.3.2 hereof shall not be taken into account in computing Net Profits or Net Losses.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(l) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and l.752-l(a)(2).

“Original LLC Agreement” is defined in the preamble to this Agreement.

“Person” means and includes any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, government or any department or agency thereof, any other form of business or legal entity, or any other entity otherwise similar to any of the foregoing.

“Purchased Preferred Units” is defined in the preamble to this Agreement.

“Recapitalization” is defined in the preamble to this Agreement.

“Recapitalization Agreement” means that certain Recapitalization Agreement dated as of the date hereof, among the Company, HLPR and HLH, as amended from time to time in accordance with its terms.

“Recourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(1).

“Regulations” means proposed, temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).

“Regulatory Allocations” is defined in Section 5.2.8.

“Reserves” means funds set aside or amounts allocated to reserves that shall be maintained in amounts deemed sufficient by the Members for working capital, to pay taxes, insurance, debt service, and other costs or expenses incident to the conduct of business by the Company as contemplated hereunder.

“Safe Harbors” is defined in Section 7.6.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” of any Person means any corporation, partnership, limited liability company or other entity of which at least a majority of the outstanding Capital Stock (or similar interests) having voting power (or other designative ability) to elect or designate directors (or similar governing body members) shall at the time be held, directly or indirectly, by such Person.

“Substitute Member” means any Person (i) to whom a Member Transfers all or any part of its Interest in the Company, and (ii) which has been admitted to the Company as a Substitute Member pursuant to Section 7.6 of this Agreement.

“Terminating Capital Transaction” means any sale or other disposition of all material assets of the Company or a related series of transactions that, taken together, result in the sale or other disposition of all material assets of the Company, in each case in exchange for cash or marketable securities.

“Transfer” means, with respect to any Interest in the Company, a sale, conveyance, exchange, assignment, pledge, encumbrance, gift, bequest, hypothecation or other transfer or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by operation of law), or an agreement to do any of the foregoing in a transaction or series of related transactions.

“Units” is defined in Section 3.1.

“U.S. Citizen” means a “citizen of the United States” within the meaning of Section 2 of the Shipping Act, 1916, as amended, 46 U.S.C. App. Section 802, specifically including subsection (c) of such section, and qualified to own and operate vessels in the coastwise trade of the United States.

“Written Consent” means, as applicable, a written consent (including consents transmitted electronically as permitted by the Act) executed by (i) the Members having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted; or (ii) a majority of the Directors.

ARTICLE 3

CAPITAL, CAPITAL ACCOUNTS, MEMBERSHIP INTERESTS

3.1 Membership Interests. The aggregate Membership Interests of the Company shall consist of one class of units (the “Units”) designated the common units (the “Common Units”), which shall have the rights, preferences and privileges as are described herein. The names, addresses and number of Common Units of the Initial Members are set forth on Exhibit A. Such Common Units are issued to the Members pursuant to this Agreement and shall hereafter represent (i) in the case of HLH, the Common Units held by HLH prior to the consummation of the Recapitalization and the Common Units issued to HLH by the Company pursuant to the Recapitalization Agreement and (ii) in the case of HLPR, the Common Units purchased by HLPR from CSX-DS pursuant to the CSX Purchase Agreement and the Common Units issued to HLPR by the Company pursuant to the Recapitalization Agreement. Exhibit A shall be amended from time to time by the Board of Directors to reflect the issuance of additional Common Units by the Company to any Member (including any Additional Member or Substitute Member) pursuant to this Agreement or the Transfer of any Common Units by any Member; provided, however, that the Company and the Board of Directors shall not be required to recognize any Transfer in violation of the terms of this Agreement and any such Transfer shall be void and of no force or effect.

3.2 Additional Capital Contributions by Members. No Member shall be required to make any additional Capital Contributions to the Company, and no Member shall be permitted to make any additional Capital Contributions to the Company without the consent of the Board of Directors. In the event that any Capital Contributions are made by any Member or any other Person who becomes a Member as a result thereof (each, an “Additional Member” and, collectively, the “Additional Members”), the Company shall be authorized to issue additional Common Units to such Member or Additional Member on such terms and conditions and for such Capital Contributions as the Board of Directors and such Member or Additional Member may agree. As a condition to being admitted as a Member of the Company, each Additional Member shall execute an agreement to be bound by the terms and conditions of this Agreement.

3.3 Capital Accounts. A Capital Account shall be established and maintained for each Member in accordance with the terms of this Agreement.

3.4 Member Capital. Except as otherwise expressly provided in this Agreement or with the prior consent of the Board of Directors, (a) no Member shall demand or be entitled to receive a return of or interest on its Capital Contributions or Capital Account; (b) no Member shall withdraw any portion of its Capital Contributions or receive any distributions from the Company as a return of capital on account of such Capital Contributions, and (c) the Company shall not be required to redeem or repurchase the Interest of any Member.

3.5 Member Loans. No Member shall be required to make any loans or otherwise lend any funds to the Company. No loans made by any Member to the Company shall have any effect on such Member’s Membership Interest, such loans representing a debt of the Company payable or collectible solely from the assets of the Company in accordance with the terms and conditions upon which such loans were made.

3.6 Voting Rights.

3.6.1 Except as otherwise set forth herein, any matter requiring the approval of the Members hereunder or under the Act shall require the affirmative vote of the Majority-in-Interest of the Members. Meetings of the Members, for any purpose or purposes, may be called by a majority of the Board of Directors, or at the written request of a Majority-in-Interest of the Members. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of Members shall be limited to the purposes stated in the notice. Any action which may be taken at any meeting of the Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of Units outstanding having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of the Members. Written notice of the taking of the action without a meeting by less than unanimous Written Consent shall be given to those Members who have not signed such Written Consent promptly following the taking of such action.

3.6.2 Each Common Member shall be entitled to one (1) vote per Common Unit held by such Common Member.

3.6.3 Notwithstanding the foregoing, if any holder of Units at any time hereafter is not a U.S. Citizen and as a result thereof, in whole or in part, the Company is not a U.S. Citizen as required by then applicable law or regulations or applicable vessel lease documents, such holder may propose changes to the voting and/or ownership structure of the Company so that the Company continues to be a U.S. Citizen and preserve the benefits thereof in all material respects. Any such change shall be subject to the consent of HLH, which consent shall not be withheld, delayed or conditioned, so long as such proposed changes do not impair in any material respect the rights of HLH relative to any other Member or impair the economic interests of HLH in any respect. Until such time as such changes have been so consented to, such holder shall reduce the number of votes to which it is entitled or take such other action as may be reasonably required so that the Company is a U.S. Citizen.

3.7 Liability of Members. Except as otherwise required by any non-waivable provision of the Act or other applicable law, (i) no Member shall be personally liable in any manner whatsoever for any debt, liability or other obligation of the Company, whether such debt, liability or other obligation arises in contract, tort, or otherwise; and (ii) no Member shall in any event have any liability whatsoever in excess of the amount of any wrongful distribution to such Member, if, and only to the extent, such Member has actual knowledge (at the time of the distribution) that such distribution is made in violation of Section 18-607 of the Act.

3.8 Competitive Activities, (i) Participation by the Members in the Company shall not in any way act as a restraint on other present or future business activities or investments of any Member or its Affiliates whether or not such activity is competitive with the business of the Company; (ii) such participation shall not, to the extent permitted under the Guarantee and Indemnity Agreement, in any way preclude or restrict a Member or any of its Affiliates from entering into a partnership or other business arrangement with the Company or any of its Subsidiaries that is not prohibited under Section 11.05 of the Guarantee and Indemnity Agreement; (iii) no Member shall under any circumstances be obligated to offer or present to the Company or the other Members any business opportunity presented or offered to such Member or the Company as a prerequisite to the acquisition of or investment in such business opportunity by such Member for its own account or for the account of others; (iv) neither the Company nor any of the Members shall have any rights, by virtue of this Agreement or the relationship created hereby, in any business or enterprise of any other Member; (v) each Member and its respective Affiliates will remain free to engage in any activities similar to, that may be in competition with, or that are made possible or more profitable by reason of, the Company without any obligation to account to or share the results or profits of such activities with the Company or any Member; and

(vi) each Member and its respective Affiliates may continue to conduct those business activities being conducted by such Persons on the date hereof, as well as any other activities in which they may be engaged at any time after the date hereof. The Members acknowledge and agree that the conduct and activities of the Members authorized and permitted by this Section 3.8 and the other provisions of this Agreement shall not be, nor be deemed to be, conduct or activities that constitute or would constitute violations of any duty or obligation imposed upon Members under the Act or under any other applicable law, if any.

ARTICLE 4

DISTRIBUTIONS

4.1 Distributions of Cash Available for Distribution. Except as otherwise provided in Article 8 or Section 4.3, Cash Available for Distribution shall be distributed to the Members only at such times as may be determined by the Board of Directors and in such manner as is provided in Section 4.2. The Board of Directors shall also have the power, right and authority to use the Company’s cash and/or other property to pay Company expenses and to fund such Reserves as the Board of Directors, in its reasonable business judgment, reasonably deems appropriate.

4.2 Order of Distributions. Except as provided in Section 4.3, Cash Available for Distribution shall be distributed to the Members pro rata in accordance with the number of Common Units held by each of them.

4.3 Tax Distributions. Notwithstanding Section 4.2, distributions of Cash Available for Distribution shall be made quarterly to each Member in an amount not to exceed the amount sufficient to satisfy the federal and applicable state income tax liability of such Member attributable to all allocations of taxable income of the Company to such Member during such three-month period pursuant to Article 5 in respect of each such Member’s Common Units. Any amount distributed to a Member pursuant to this Section 4.3 shall be treated as an advance of amounts otherwise distributable to such Member pursuant to Section 4.2 such that, in determining a Member’s right to distributions pursuant to Section 4.2, distributions received by such Member pursuant to this Section 4.3 shall be taken into account as if received pursuant to Section 4.2.

4.4 Distributions Upon Liquidation. Distributions made in conjunction with the final liquidation of the Company, including, without limitation, the net proceeds of a Terminating Capital Transaction, shall be applied or distributed as provided in Article 8 hereof.

4.5 Withholding. The Company may withhold distributions or portions thereof if it is required to do so by any applicable rule, regulation, or law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amount paid on behalf of or with respect to a Member pursuant to this Section 4.5 shall constitute a loan by the Company to such Member unless the Company withholds such payment from a distribution which would otherwise be made to the Member, which loan shall be repaid by such Member within fifteen (15) days after notice from the

Company that such payment must be made. Any amounts withheld from any distribution pursuant to this Section 4.5 shall be treated as having been distributed to such Member and shall reduce such Member’s Capital Account balance in accordance with the definition thereof. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Interest in the Company to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 4.5. Any amounts payable by a Member hereunder shall bear interest at the Applicable Rate from the date such amount is due (i.e., 15 days after demand) until such amount is paid in full. Each Member shall take such actions as the Company shall request in order to perfect or enforce the security interest created hereunder. A Member’s obligations hereunder shall survive the dissolution, liquidation, or winding up of the Company. The “Applicable Rate” as used herein shall mean (i) the interest rate payable from time to time on the Company’s revolving credit facility or (ii) if no such facility is then available to the Company, the publicly quoted rate of interest announced from time to time by Citibank, N.A., as its commercial prime or reference rate of interest, in effect as of the time of any determination plus 3.0%.

4.6 Distributions in Kind. No right is given to any Member to demand or receive property other than cash as provided in this Agreement. The Board of Directors may determine, in its sole and absolute discretion, to make a distribution in kind of Company Assets to the Members, and such Company Assets shall be distributed in such a fashion as to ensure that the fair market value thereof is distributed and allocated in accordance with this Article 4 and with Article 5 and Article 8 hereof; provided, however, that no Member may be compelled to accept a distribution consisting, in whole or in part, of any Company Assets in kind unless the ratio that the fair market value of such distribution in kind bears to such Member’s total distribution does not exceed the ratio that the fair market value of similar distributions in kind bear to the total distributions of other Members receiving distributions concurrently therewith (if any).

4.7 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, no distribution shall be made to any Member on account of its Membership Interest in violation of Section 18-607 of the Act.

ARTICLE 5

ALLOCATIONS OF NET PROFITS AND NET LOSSES

5.1 Allocation of Net Profits and Net Losses.

5.1.1 Net Profits. Except as otherwise provided in this Article 5, Net Profits for each fiscal year shall be allocated as follows:

(a) first, to the Common Members pro rata in proportion to the amount of Net Loss previously allocated to the Common Members under Section 5.1.2, until the cumulative amount of Net Profits allocated under this paragraph (a) shall equal the cumulative amount of such Net Loss; and

(b) second, to the Common Members pro rata in proportion to the number of Common Units held by each of them.

5.1.2 Net Losses. Except as otherwise provided in this Article 5, Net Losses for each fiscal year shall be allocated to the Common Members pro rata in proportion to the number of Common Units held by each of them until each such Common Member’s Capital Account is reduced to zero.

5.2 Regulatory Allocations. Notwithstanding the foregoing provisions of this Article 5, the following special allocations shall be made in the following order of priority:

5.2.1 If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This Section 5.2.1 is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

5.2.2 If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(i)(5). This Section 5.2.2 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

5.2.3 If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Regulations Section 1.704-l(b)(2)(ii)(dK4), (5) or (6), items of Company income and gain shall be allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as possible. It is intended that this Section 5.2.3 qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1 (b)(2)(ii)(d).

5.2.4 If the allocation of Net Loss to a Member as provided in Section 5.1.2 hereof would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Net Loss as will not create or increase an Adjusted Capital Account Deficit. The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with Section 5.1.2, subject to the limitations of this Section 5.2.4.

5.2.5 To the extent that an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to

Regulations Section 1.704-l(b)(2)(iv)(m)(2) or Regulations Section 1.704-l(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with Section 5.1 in the event that Regulations Section 1.704-l(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-l(b)(2)(iv)(m)(4) applies.

5.2.6 The Nonrecourse Deductions for each taxable year of the Company shall be allocated pursuant to Regulations Section 1.704-2.

5.2.7 The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(l).

5.2.8 The allocations set forth in each of Sections 5.2.1 through 5.2.7 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-l(b) and 1.704-2(1). Notwithstanding the provisions of Section 5.1, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

5.3 Tax Allocations.

5.3.1 Except as provided in Section 5.3.2 hereof, for income tax purposes under the Code and the Regulations each Company item of income, gain, loss and deduction shall be allocated between the Members as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to this Article 5. The Company will elect to use the remedial allocation method within the meaning of Regulations Section 1.704-3(d).

5.3.2 Tax items with respect to Company Assets that are contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated between the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under the remedial method as described in Regulations Section 1.704-3(d). If the Gross Asset Value of any Company Asset is adjusted pursuant to the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss and deduction with respect to such Company Asset shall take account of any variation between the adjusted basis of such Company Asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations promulgated thereunder under the remedial method. Allocations pursuant to this Section 5.3.2 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net

Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

5.4 Tax Matters Member. The Company shall be treated and shall file its tax returns as a partnership for federal income tax and other tax purposes. The Company shall prepare or cause to be prepared, on a cash or accrual basis as the Board of Directors shall determine based on applicable federal income tax rules, all federal, state and local partnership tax returns required to be filed by the Company. HLH (or its successor) shall be the “tax matters partner” of the Company as described in Code Section 6231(a)(7) and in any similar capacity under applicable state or local tax law. HLH shall not be liable in its capacity as such to the Company or the Members for any losses, claims or damages. All reasonable out-of-pocket expenses incurred by HLH while acting in such capacity shall be paid or reimbursed by the Company. HLH shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Code Sections 6223 and 6231(a)(8). HLH, in its reasonable discretion, may take any action contemplated by Sections 6222 through 6231 of the Code that is not left to the determination of an individual Member under such Sections. Except as may be provided herein, HLH, in its discretion, shall make all applicable elections, determinations and other decisions for the Company relating to tax matters, including, without limitation, the positions to be taken on the Company’s tax returns and the settlement or further contest and litigation of any audit matters raised by the Internal Revenue Service or any taxing authority.

5.5 Other Provisions.

5.5.1 For any fiscal year during which any part of a Membership Interest is transferred between the Members or to another Person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of a Membership Interest shall be apportioned between the transferor and the transferee under any method allowed pursuant to Section 706 of the Code and the applicable Regulations as reasonably determined by HLH.

5.5.2 In the event that the Code or any Regulations require tax allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article 5, such allocations shall be made in accordance with the Code and such Regulations and in such a manner that, to the greatest extent possible, the net amount of such allocations shall be equal to the net amount that would have been allocated to each Member if such different allocations had not been required, and no such new allocation shall give rise to any claim or cause of action by any Member.

5.5.3 The Members acknowledge and are aware of the income tax consequences of the allocations made by this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their shares of Net Profits, Net Losses and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.

ARTICLE 6

MANAGEMENT AND OPERATIONS

6.1 Board of Directors.

6.1.1 Except as otherwise provided in this Agreement or the Act, the business and affairs of the Company shall be managed by a board of directors (the “Board of Directors”). The number of members of the Board of Directors (such members, the “Directors”) shall initially be one. The number of Directors may be increased or decreased, from time to time, by a Majority-in-Interest of the Members. The Board of Directors shall have the power and authority to authorize the Company and its officers and employees to take all actions and to perform all acts and to execute and deliver all agreements, instruments and other documents which it, in its sole discretion, may deem necessary or desirable and which are not prohibited by the Act or this Agreement. All actions to be taken by the Board of Directors shall be approved by a majority of the Directors at any duly called regular or special meeting of the Board of Directors at which a quorum is present or by Written Consent without a meeting in accordance with Section 6.1.8. Each member of the Board of Directors shall be a “manager” as defined in the Act; provided, however, none of the Directors acting individually or any Member shall have any right, power or authority to act (as agent or otherwise) for, or to bind, the Company in any manner except through the Board of Directors or any committee thereof (other than such Directors who are also officers of the Company, who shall be authorized to take actions in their capacity as such, as expressly provided herein or as may be delegated pursuant to Section 6.2).

6.1.2 The initial Director shall be Charles G. Raymond. Except for the initial Director, the Directors shall be elected by a Majority-in-Interest of the Members. Each Director shall serve as such until his resignation, removal or death, or until the election of his successor. Any Director may be removed, with or without cause, and any vacancy created by resignation, removal or death of any Director or for any other reason shall be filled by a Majority-in-Interest of the Members. One Director may be designated as the Chairman of the Board of Directors (the “Chairman”) by action of the Board of Directors from time to time; provided, however, that the initial Chairman shall be Charles G. Raymond. A Chairman shall cease to hold such position upon his or her removal or resignation as a Director, and may be removed or replaced from such position, with or without cause, by the Board of Directors.

6.1.3 The Board of Directors may, but shall not be required to, create one or more committees of its members and to delegate such power and authority to such committees as it may determine, including, without limitation, (i) an executive committee, (ii) an audit committee, a majority of the members of which shall not be employees or officers of the Company (iii) a compensation committee, and (iv) such other committees as the Board of Directors deems advisable and in the best interests of the Company. Without the express approval of a Majority-in-Interest of the Members, no officer or employee of the Company who serves on the compensation committee, if any, may vote on his or her compensation, benefits, employment status or any other matter relating thereto.

6.1.4 Regular meetings of the Board of Directors shall be held at the principal office of the Company (or at such other place(s) as may be designated by the Board of Directors) at such times as shall be designated from time to time by the Board of Directors.

Notice of any regular meeting of the Board of Directors shall be given as far in advance of the meeting as is reasonably practicable but in no event less than 72 hours before the meeting, and may be given by telephone, facsimile transmission, electronic mail, overnight courier, certified mail (return receipt requested) or personal delivery; provided that for notices provided by means of overnight courier or certified mail, such notices must be received more than 72 hours prior to the meeting.

6.1.5 Special meetings of the Board of Directors may be called on at least 24 hours’ prior notice by or at the request of any Director designated as Chairman or by any two Directors and shall be held at the principal office of the Company (or, at such other place(s) as may be designated by the Board of Directors) at such time as is specified in such written notice. The Director or Directors calling any special meeting of the Board of Directors may designate any reasonable time for the holding of the special meeting. Reasonable efforts shall be made to provide each member of the Board of Directors actual notice of any special meeting of the Board of Directors prior to such meeting, which notice may be given by telephone, facsimile transmission, electronic mail or personal delivery.

6.1.6 Directors may participate in any regularly scheduled or special meetings of the Board of Directors telephonically or through other similar communications equipment, as long as all of the Directors participating in the meeting can hear one another. Participation in a meeting pursuant to the preceding sentence shall constitute presence in person at such meeting for all purposes of this Agreement.

6.1.7 A quorum shall be required to conduct any business at any regular or special meeting of the Board of Directors, and a quorum shall be deemed present at any such meeting so long as at least a majority of the Directors are in attendance (whether in person or as permitted under Section 6.1.6). To the extent required by applicable law, no more of the Directors may fail to qualify as U.S. citizens than a minority of the number of Directors necessary to constitute a quorum, as a quorum may be defined from time to time pursuant to this Agreement.

6.1.8 Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting by Written Consent, which consent shall set forth the actions to be so taken. Any such Written Consent shall have the same effect as an act of a majority of Directors at a properly called and constituted regular or special meeting of the Board of Directors.

6.2 Designation of Officers.

6.2.1 The Board of Directors may, from time to time, designate officers of the Company and delegate to such officers such authority and duties as the Board of Directors may deem advisable and may assign titles (including, without limitation, Chairman, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, President, Vice-President, Secretary and/or Treasurer) to any such officer. Unless the Board of Directors otherwise determines from time to time, if the title assigned to an officer of the Company is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, then the assignment of such title shall constitute the delegation to such officer of the authority and duties that are customarily associated with such office. Any number of titles may be held by the same officer. Any officer to whom a delegation is made shall serve in the capacity and have such powers as delegated unless and until such delegation is revoked, in whole or in part, by the Board of Directors, with or without cause, or such officer resigns.

6.2.2 In addition to such other duties as may be delegated to any officer of the Company, the Chairman shall preside at all meetings of the Board of Directors and meetings of the Members at which he is present. The Chief Executive Officer of the Company shall be the most senior officer of the Company and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Company.

6.2.3 No Person may hold the offices of Chairman, President or Chief Executive Officer (or offices constituting the authority and duties that are customarily associated with such offices), or act in the place of the Chairman, the President or Chief Executive Officer (or offices constituting the authority and duties that are customarily associated with such offices) in case of absence or disability unless such person so acting is a U.S. Citizen.

6.3 Specific Authority. Without limiting the general authority granted to the Board of Directors in Section 6.1, the Board of Directors shall have the authority to take the following actions (which authority may be delegated in whole or in part to the officers of the Company):

6.3.1 enter into, deliver, perform and take any action under, any contract, agreement or other instrument as the Board of Directors shall determine to be necessary or desirable to further the purposes of the Company, including, without limitation, this Agreement;

6.3.2 open, maintain and close bank accounts, make deposits thereunder and investment decisions with respect thereto and draw checks or other orders for the payment of moneys;

6.3.3 collect all sums due the Company, including the assertion by all advisable means of the Company’s right to payment;

6.3.4 employ and dismiss from employment and pay the fees and expenses of any and all attorneys, accountants, consultants, appraisers or other agents on such terms and for such compensation as the Board of Directors may determine (including, to the extent permitted under the Guarantee and Indemnity Agreement, Castle Harlan, Inc. or any of its Affiliates);

6.3.5 obtain insurance for the Company including insurance for the Board of Directors relating to the indemnification referred to in Section 6.4 hereof;

6.3.6 admit additional Members as provided herein;

6.3.7 determine distributions of Cash Available for Distribution and other property to the extent provided in Article 4.

6.3.8 dissolve and liquidate the Company as provided in Article 8;

6.3.9 bring and defend actions, investigations and proceedings at law or equity or arbitrations or other forms of alternative dispute resolution and before any governmental, administrative or other regulatory agency, body or commission or arbitrator, mediator or other forum for dispute resolution;

6.3.10 make all elections, investigations, evaluations and decisions, binding the Company thereby, that may in the sole judgment of the Board of Directors be necessary or desirable for the acquisition, management or disposition of assets by the Company, including without limitation the exercise of rights to elect to adjust the tax basis of Company assets;

6.3.11 incur expenses and other obligations on behalf of the Company and, to the extent that funds of the Company are available for such purpose, pay all such expenses and obligations; and

6.3.12 act for and on behalf of the Company in all matters incidental to the foregoing.

6.4 Limitation of Liability; Indemnification.

6.4.1 To the fullest extent permitted by law, none of the Directors, Officers or employees of the Company (collectively, the “Indemnitees”) shall be liable, responsible, or accountable, in damages or otherwise, to any Member for doing any act or failing to do any act on or after the date hereof, the effect of which may cause or result in loss or damage to the Company or such Member if: (i) the act or failure to act of such Indemnitee was in good faith, in a manner it reasonably believed to be within the scope of such Indemnitee’s authority and in a manner it reasonably believed to be in, or not inconsistent with, the best interest of the Company; and (ii) the conduct of such Person did not constitute fraud, willful misconduct, gross negligence or a material breach of this Agreement.

6.4.2 The Company shall defend, indemnify and hold harmless any Indemnitee to the greatest extent permitted by law against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever, and all costs of investigation in connection therewith, as a result of any claim, threatened action or legal proceeding by any Person (including, without limitation, by or through the Company, any Subsidiary of the Company and/or any Member), or otherwise imposed upon or incurred by such Indemnitee, relating to the performance or nonperformance of any act concerning the activities of the Company or a Subsidiary of the Company on or after the date hereof, if: (i) the act or failure to act of such Indemnitee was in good faith, within the scope of such Indemnitee’s authority and in a manner it reasonably believed to be in, or not inconsistent with, the best interest of the Company or such Subsidiary, and (ii) the conduct of such Indemnitee did not constitute fraud, willful misconduct, gross negligence or a material breach of a material provision of this Agreement. The indemnification authorized by this Section 6.4.2 shall include any judgment, award, settlement, the payment of reasonable attorneys’ fees and other expense (not limited to taxable costs)

incurred in settling or defending any claims, threatened action or finally adjudicated legal proceeding. Notwithstanding the foregoing, the exculpation and indemnification authorized by Section 6.4.1 and this Section 6.4.2 shall not include any claim by any Person relating to the period, prior to the date hereof.

6.4.3 From time to time, as requested by an Indemnitee hereunder, such attorneys’ fees and other expenses shall, unless the Board of Directors determines that the Indemnitee has failed to meet the standards set forth in Section 6.4.2, be advanced by the Company prior to the final disposition of such claims, actions or proceedings upon receipt by the Company of an undertaking, reasonably acceptable to the Board of Directors, by or on behalf of such Indemnitee to repay such amounts if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized hereunder.

6.4.4 Any indemnification by the Company provided hereunder shall be satisfied solely out of assets of the Company as an expense of the Company (and the proceeds of any directors’ and officers’ insurance). No Member shall be subject to personal liability by reason of the indemnification provision provided for in this Section 6.4.

6.4.5 The provisions of this Section 6.4 are for the benefit of the Indemnitees and their estate and heirs and shall not be deemed to create any rights for the benefit of any other Person. The rights conferred on any person by this Section 6.4 shall not be exclusive of any other rights which such person may have or hereafter acquire.

6.4.6 The provisions of this Section 6.4 shall survive the termination of this Agreement. Any termination or amendment of this Section 6.4 shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission prior to the time of such termination or amendment.

6.4.7 The Company may, but shall not be required to, obtain directors and officers insurance with respect to any obligation to indemnify the Indemnitees hereunder.

ARTICLE 7

TRANSFER OF INTERESTS

7.1 Restrictions on Transfer of Units. No Member shall Transfer any Units (other than Transfers to Castle Harlan Partners IV, L.P. or its Affiliates) without the prior written consent of the Majority-in-Interest of the Members. No Member shall Transfer any Unit if such Transfer will cause the Company to cease to be a U.S. Citizen.

7.2 Further Restrictions. Notwithstanding any contrary provision in this Agreement, any otherwise permitted Transfer shall be null and void if:

(a) such Transfer would cause a termination of the Company for federal or state, if applicable, income tax purposes;

(b) such Transfer would, in the opinion of counsel to the Company, cause the Company to cease to be classified as a partnership for federal or state income tax purposes;

(c) such Transfer requires the registration of such Transferred Interest pursuant to any applicable federal or state securities laws;

(d) such Transfer causes the Company to become a “Publicly Traded Partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code;

(e) such Transfer subjects the Company to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended;

(f) such Transfer results in a violation of applicable laws; or

(g) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Interest.

7.3 Admissions and Withdrawals. No Person shall be admitted to the Company as a Member except in accordance with Section 3.2 (in the case of Persons obtaining an Interest in the Company directly from the Company) or this Article 7 (in the case of transferees of a permitted Transfer of an Interest in the Company by any Member). Except as otherwise specifically set forth in Section 7.5, no Member shall be entitled to retire or withdraw from being a Member of the Company without the consent of the Majority-in-Interest of the Members. No admission or withdrawal of a Member shall cause the dissolution of the Company. Any purported admission or withdrawal that is not in accordance with this Agreement shall be null and void.

7.4 Admission of Assignees as Substitute Members.

7.4.1 A transferee of any Units shall become a Substitute Member only if and when each of the following conditions are satisfied:

(a) the assignor of the Interest transferred sends written notice to the Company requesting the admission of the transferee as a Substitute Member, setting forth the name and address of the transferee, the number and class of Units proposed to be transferred, and the effective date of the Transfer;

(b) any consent of any other Member required to be obtained pursuant to this Article 7 is obtained in writing;

(c) the Company receives from the transferee (i) such information concerning the transferee as may be reasonably requested, and (ii) written instruments of Transfer including, without limitation such transferee’s consent to be bound by this Agreement as a Substitute Member; and

(d) evidence, satisfactory to the Company in its sole discretion, that such transferee is a U.S. Citizen or that the Company will not cease to be a U.S. Citizen by reason of such transfer.

7.4.2 Upon the admission of any Substitute Member, Exhibit A shall be amended to reflect the name, address, number and class of Units of such Substitute Member and to eliminate or adjust, if necessary, the name, address, number and class of Units of the predecessor of such Substitute Member.

7.5 Withdrawal of Members. If a Member has transferred all of its Membership Interest to one or more transferees in accordance with this Agreement then such Member shall be deemed to have withdrawn from the Company for all purposes hereunder if and when all such transferees have been admitted as Substitute Members in accordance with this Agreement.

7.6 Compliance With IRS Safe Harbor. The Board of Directors shall monitor the Transfers of Interests in the Company to determine (i) if such Interests are being traded on an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code, and (ii) whether additional transfers of Interests would result in the Company being unable to qualify for at least one of the “safe harbors” set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the Internal Revenue Service setting forth safe harbors under which Interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code) (the “Safe Harbors”). The Members shall take all steps reasonably necessary or appropriate to prevent any trading of Interests or any recognition by the Company of Transfers made on such markets and, except as otherwise provided herein, to ensure that the terms and conditions of at least one of the Safe Harbors is met.

ARTICLE 8

DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY

8.1 Termination and Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(a) the entry of a decree of judicial dissolution under Section 18-802 of the Act;

(b) the written consent of all Members; or

(c) the consummation of a Terminating Capital Transaction.

8.2 Liquidation. Upon the occurrence of an event described in Section 8.1, the Members shall designate a Person (who may be a Member) to act as a liquidator without compensation. The liquidator shall proceed to wind up the affairs of the Company and to make final distributions as provided in this Section 8.2. The liquidator shall continue to operate the Company until all of the Company’s assets, net of payments to the Company’s creditors, have been distributed to the Members. The liquidator shall:

(a) cause a proper accounting to be made by a recognized firm of certified public accountants of the assets, liabilities, and operations of the Company through the last day of the calendar month in which an event described in

Section 8.1 occurs, and again as of the date of the liquidating distribution (taking into account all relevant transactions subsequent to the initial accounting);

(b) use its reasonable best efforts to sell all of the assets of the Company and to collect all amounts owing to the Company;

(c) pay from Company funds all Company debts and liabilities (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(d) distribute the Company’s assets remaining after compliance with the preceding provisions of this Section 8.2 to the Members in accordance with Section 4.2 hereof; provided, however, that in the event that distributions pursuant to this Section 8.2(d) would not otherwise be identical to distributions in accordance with the positive balances in the Members’ Capital Accounts, then in accordance with such positive balances.

8.3 Capital Account Adjustments. Any income, gain, loss and deduction realized by the Company in the fiscal year it consummates a Terminating Capital Transaction and/or in the fiscal year of its final liquidation shall be allocated to the Members in such amounts and priorities as may be necessary to make the Capital Account of each Member, as measured immediately after such allocation and any adjustment to the Capital Accounts under this Agreement, equal as nearly as possible to the distributions that are to be made to such Member under this Article 8.

8.4 Cancellation of Certificate. Upon completion of the distribution of the assets of the Company as provided in Section 8.2, the Certificate shall be cancelled, and the Members shall take all such other actions as may be necessary to terminate the Company in accordance with the Act.

ARTICLE 9

MISCELLANEOUS

9.1 Amendments.

9.1.1 This Agreement may be amended only by a written instrument executed by the Majority-in-Interest of the Members. Notwithstanding the foregoing, in no event shall this Agreement be amended without the consent of each Member to be adversely affected so as to (i) modify the limited liability of a Member, (ii) adversely affect the interest of a Member in Net Profits, Net Losses, Cash Available for Distribution (other than to reflect the admission of an Additional Member) or allocations or (iii) change in form or status the treatment of the Company as a partnership for federal and state income tax purposes.

9.1.2 Each Additional Member and Substitute Member shall become a signatory hereto by signing such number of counterpart signature pages to this Agreement, and such other instruments, in such manner, as the Board of Directors shall reasonably determine. By so signing, each Additional Member and Substitute Member, as the case maybe, shall be deemed to have adopted and to have agreed to be bound by all of the provisions of this Agreement.

9.1.3 In making any amendments, there shall be prepared and filed by the Board of Directors, such documents and certificates as may be required under the Act and under the laws of any other jurisdiction applicable to the Company.

9.2 Representations and Warranties. Each Member hereby represents and warrants to all of the other Members as follows:

9.2.1 Such Member is (i) if a corporation, duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified as a foreign corporation in the jurisdiction of its principal place of business (if not incorporated therein); and (ii) if a limited liability company, partnership, trust, or other entity, (A) duly organized, validly existing, and (if applicable) in good standing under the laws of the jurisdiction of its formation, and if required by law is duly qualified to do business and (if applicable) in good standing in the jurisdiction of its principal place of business (if not formed therein), and (B) with respect to each partner (other than limited partners), trustee, or other member thereof, the representations and warranties in clauses (i) and (ii)(A) of this Section 9.2.1 are true and correct.

9.2.2 Such Member has full corporate, limited liability company, partnership, trust, or other power and authority to enter into this Agreement and to perform such Member’s obligations hereunder, and all necessary actions by such Member’s board of directors, shareholders, partners, trustees, or other persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Member have been duly taken, and does not conflict with any other agreement, indenture or arrangement to which such Member is a party or by which such Member is bound.

9.2.3 Such Member (i) is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended, (ii) is acquiring Common Units for investment purposes and not with a view to, or in connection with, the distribution thereof, and (iii) has no knowledge that it is prohibited by any applicable law to hold its Common Units.

9.2.4 The execution, delivery and performance by each Member of this Agreement are within the Member’s legal right, power and capacity, require no action by or in respect of, or filing with, any governmental body, agency, or official (except as disclosed in writing to the Board of Directors), and do not and will not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument to which the Member is a party or by which the Member or any of his or her properties is bound. This Agreement, when executed and delivered, will constitute a valid and binding agreement of the Member, enforceable against the Member in accordance with its terms.

9.3 Accounting and Fiscal Year. Subject to Section 448 of the Code, the books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the Board of Directors. The fiscal year of the Company shall end on the Sunday before the last Friday in December of each year, or on such other date permitted under the Code as the Board of Directors shall determine.

9.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof.

9.5 Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

9.6 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (i) delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) sent by facsimile, registered or certified mail, or by Federal Express or any other nationally recognized overnight courier service, addressed as follows: if to the Company or the Board of Directors, c/o Horizon Lines, LLC, 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211, Attention: Charles G. Raymond, or to such other address as the Company or the Board of Directors may from time to time specify by notice to the Members with a copy to Schulte Roth & Zabel LLP, 919 Third Avenue, New York, NY 10022, Attn: Andre Weiss, Facsimile: 212-593-5955; if to a Member, to such Member’s address listed on Exhibit A hereto, or to such other address as such Member may from time to time specify by notice to the Company. Any such notice shall be deemed to be delivered, given and received for all purposes as of (x) the date so delivered, if delivered personally, (y) receipt, if sent by facsimile, or (iii) the date of delivery if sent by registered or certified mail or by courier.

9.7 Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

9.8 Choice of Forum. Any questions, dispute, or other difference relating to this Agreement shall be resolved in the state courts of the State of Delaware, provided that such court or courts have subject matter jurisdiction, and if for any reason such court or courts do not have subject matter jurisdiction, in a federal court in the State of Delaware. The parties shall and hereby do consent to the jurisdiction of the state and federal courts of the State of Delaware and acknowledge that such a forum shall be a convenient forum for resolution of these questions, disputes, and other differences.

9.9 Construction. This Agreement shall be construed as if all parties prepared this Agreement.

9.10 Captions; Pronouns. Any titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as appropriate.

9.11 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an Interest in the Company, whether as Substitute Members or otherwise.

9.12 Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

9.13 Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

*  *  *

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

HLH, LLC

By:
Name: Robert S. Zuckerman
Title: Vice President and Secretary

HORIZON LINES OF PUERTO RICO, INC.

By:
Name: Robert S. Zuckerman
Title: Vice President and Secretary

HORIZON LINES, LLC

By:
Name: Robert S. Zuckerman
Title: Vice President and Secretary

FORM OF SIGNATURE PAGE FOR ADMISSION OF NEW MEMBERS

IN WITNESS WHEREOF, the undersigned Member has caused this counterpart signature page to the Second Amended and Restated Limited Liability Company Agreement of Horizon Lines, LLC to be duly executed as of the date first written above.

MEMBER:

(Type or Print Name of Member)

By:
Name:
Title:

EXHIBIT A

MEMBERS, ADDRESS, AND COMMON UNITS OF HORIZON LINES, LLC

Member (Name and Address)	Common Units
HLH, LLC c/o Horizon Lines, LLC 4064 Colony Road, Suite 200 Charlotte, North Carolina 28211 Attention: Chief Financial Officer Facsimile: 704-973-7034 With copies (which shall not constitute actual or constructive notice) to: Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Andre Weiss Facsimile: 212-593-5955	434,095

Horizon Lines of Puerto Rico, Inc. c/o Horizon Lines, LLC 4064 Colony Road, Suite 200 Charlotte, North Carolina 28211 Attention: Chief Financial Officer Facsimile: 704-973-7034 With copies (which shall not constitute actual or constructive notice) to: Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Andre Weiss Facsimile: 212-593-5955	5,976